SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

NUTRITION 21, INC.
(Exact name of registrant as specified in its charter)

New York	11-2653613
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

4 Manhattanville Road
Purchase, New York 10577
(914) 701-4500
(Address, including zip code, and telephone
number including area code of registrant's principal executive offices)

Benjamin T. Sporn
Vice President, General Counsel and Secretary
4 Manhattanville Road
Purchase, New York 10577
(914) 701-4500
(Name, address, including zip code and telephone number,
including area code, of agent for service)

Copies of all communications to:
Oscar D. Folger, Esq.
521 Fifth Avenue
New York, New York 10175
Phone (212) 697-6464

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered(2)	Amount Being Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $0.005(3)	35,463,730	$0.96	$34,045,180	$1,045.19

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457(c) at $0.96 per share based upon the average of the high and low prices of $1.00 and $0.92 on September 28, 2007.

(2) Pursuant to Rule 416, there are also being registered such additional number of shares of common stock as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Represents (a) up to 14,599,441 shares of Registrant's Common Stock (the "Common Stock"), issuable upon conversion of 17,750 shares of Series J 8% Convertible Preferred Stock (the "Series J Preferred Stock") having a stated value of $1,000 per share, at a per share conversion price of $1.2158, (b) up to 6,715,218 shares of common stock issuable on exercise of Warrants at $1.2158 per share, (c) up to 5,965,133 shares of Common Stock issuable in respect of dividends accruing on the Series J Preferred Stock through the fourth anniversary of issuance based on 90% of the twenty consecutive trading day volume weighted average price of $0.9522 prior to October 1, 2007 and (d) 8,183,938 additional shares of Common Stock, equal to 30% of the amounts in clauses (a) through (c), representing our current good faith estimate of additional shares that we might be required to issue on conversion of the Series J Preferred Stock, exercise of the Warrants or as dividends on the Series J Preferred Stock as a result of adjustments resulting from any variation in the market price of our securities and anti-dilution provisions for events other than those described in Note 2.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND THE SELLING SECURITY HOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS, DATED NOVEMBER 5, 2007

NUTRITION 21, INC.
Up to 35,463,730 Shares
Common Stock

This prospectus relates to the offering and sale of:

* 14,599,441 shares of our common stock issuable upon conversion of our Series J 8% Convertible Preferred Stock (the " Series J Preferred Stock"),

* 6,715,218 shares of our common stock issuable upon the exercise of warrants with an exercise price $1.2158 per share,

* 5,965,133 shares of our common stock which we estimate we may issue for payment of dividends on the Series J referred Stock, and

* 8,183,938 additional shares of our common stock that we estimate we might be required to issue on conversion of the Series J Preferred Stock, exercise of the Warrants or as dividends on the Series J Preferred Stock as a result of adjustments resulting from any variation in the market price of our securities and anti-dilution provisions, in addition to shares that we might be required to issue to prevent dilution from stock splits, stock dividends or similar transactions.

All of the shares are being offered by the selling security holders listed in the section of this prospectus entitled "Selling Security Holders."

Nutrition 21's common stock is traded on the Nasdaq Capital Market under the symbol NXXI. As reported by Nasdaq for September 28, 2007, the last sale price for Nutrition 21's common stock was $0.95.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this preliminary prospectus is November 5, 2007.

ABOUT NUTRITION 21

We develop, market and distribute proprietary, clinically substantiated nutritional supplements targeting significant age- and weight-related health needs, including diabetes, cardiovascular health, obesity, mental health, cognitive function and joint health. Our core business strategy is to develop branded nutritional supplement products that we support with extensive marketing initiatives and distribute through our established network of retailers or sell directly to consumers.

Historically, our primary focus had been dedicated to the research, development and commercialization of innovative chromium-based ingredients for use by our customers in multi-component products targeting the prevention and treatment of metabolic diseases stemming from insulin resistance. In fiscal 2006, we began a transition from serving primarily as a provider of chromium ingredients to a supplier of branded finished products. We currently market and sell Chromax® chromium picolinate, a patented formulation of chromium that has been demonstrated in multiple clinical and preclinical studies to have greater bioavailability in comparison to other chromium-based formulations. We also market and sell a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes under the Diachrome® brand. We currently hold 32 U.S. patents and more than 65 foreign patents for our nutrition products.

We significantly advanced our transition to a branded nutritional supplements company with our August 25, 2006 purchase of Iceland Health, Inc. As a result of the transaction, we acquired and integrated this company’s established line of Omega-3 products that promote cardiovascular and joint health. These products include Maximum Strength Omega-3™, which contains 1,000mg of Omega-3, and Joint Relief Advanced Formula™, which contains 1,000mg of Omega-3 plus Iceland Collagen GHA™, a blend of collagen, chondroitin sulfate, hyaluronic acid and glucosamine sulfate. The acquisition also provided us with the exclusive U.S. rights to market and sell Omega-3 fatty acids produced by an Icelandic company that utilizes a proprietary distillation process to manufacture the highest concentration of naturally occurring Omega-3 fatty acids.

We currently sell our Chromax® branded chromium picolinate through most of the major U.S. food, drug and mass merchandise retailers, including Wal-Mart, CVS, Walgreen’s and Albertsons. In addition, our acquisition of Iceland Health, Inc. provided us with substantial direct-to-consumer marketing expertise and capabilities, including television infomercials, print, radio, direct mail and Internet e-commerce. We plan to increase the sales of our existing products by expanding their distribution into new channels. For example, our Iceland Health® line of products was recently introduced into the food, drug and mass retail channel and our Chromax® line of products will soon be available directly to consumers via infomercials and other direct marketing initiatives.

We are in the process of researching and developing several brand extensions. One such new product, Advanced Memory Formula™, is currently in the process of being launched in major retail chains, including Walgreens, Rite Aid and CVS. Advanced Memory Formula™ has a patent-pending formulation that supports cognitive function, improves memory and recall, and increases alertness and concentration. In addition to chromium picolinate, Advanced Memory Formula™ includes phosphatidylserine, a natural substance found in the brain that helps metabolize glucose, and Omega-3 fatty acids.

We are a New York corporation that was incorporated on June 29, 1983. Our executive offices are located at 4 Manhattanville Road, Purchase, New York 10577 and our telephone number at that address is (914)-701-4500. Our website address is www.nutrition21.com. The information on our website is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

RISK FACTORS

Investment in our common stock involves a high degree of risk. Before purchasing any of our common stock, you should consider carefully the factors discussed below. Each of these factors could adversely affect our business, operating results, financial condition, and the value of an investment in our common stock.

An investment in the Company involves the following risks, among others:

Financial Performance Risks

We have not been profitable for the last six fiscal years. We had net losses of $19.148 million, $10.317 million, $7.044 million, $5.901 million, $10.506 million and $6.011 million for the fiscal years ended on June 30, 2007, 2006, 2005, 2004, 2003 and 2002, respectively. As of June 30, 2007, our accumulated losses aggregated approximately $91.433 million. As a result we have been required periodically to rely on offerings of securities to fund cash shortfalls in our business. We will likely continue to be unprofitable in the future should we fail to increase our revenues significantly.

In the fiscal years ending June 30, 2008 and 2009, respectively, we expect to incur approximately $0.5 million and $0.3 million of expenses for accretion of debt discount and amortization of debt issuance costs on Series I preferred stock that was issued in fiscal year 2005. The issuance of Series J preferred stock in September, 2007 may increase these expenses. Also, the issuance of additional securities other than common stock may increase these expenses.

We may use significant cash in our operations and may need to raise additional funds. During the fiscal year ended June 30, 2007 cash used in operations was $10.3 million. To fund any negative cash flow and to support the marketing and other expenses we envision, we may need to raise funds. There is no assurance that additional funds will be available on terms favorable to the Company and its shareholders, or at all. The Series J preferred stock limits our ability to incur indebtedness and to issue additional preferred stock.

Failure to remediate the material weaknesses in our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price. During the audit of our financial statements for the year ended June 30, 2007, we identified a material weakness in our internal control over financial reporting that is set out in Item 9A of this Report. As defined by the Public Company Accounting Oversight Board Auditing Standard No. 5, a material weakness is a deficiency or a combination of deficiencies over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or the interim financial statements will not be prevented or detected.

Business Strategy and Operational Risks

As a part of our business strategy, we have made and may continue to make acquisitions. These acquisitions could disrupt our operations and harm our operating results. An element of our strategy includes expanding our product offerings, gaining shelf-space and gaining access to new skills and other resources through strategic acquisitions when attractive opportunities arise. Acquiring additional businesses and the implementation of other elements of our business strategy are subject to various risks and uncertainties. Some of these factors are within our control and some are outside our control. These risks and uncertainties include, but are not limited to, the following:

•	Any acquisition may result in significant expenditures of cash, stock and/or management resources,

•	Acquired businesses may not perform in accordance with expectations,

•	We may encounter difficulties and costs with the integration of the acquired businesses,

•	Management’s attention may be diverted from other aspects of our business,

•	We may face unexpected problems entering geographic and product markets in which we have limited or no direct prior experience,

•	We may lose key employees of acquired or existing businesses,

•	We may incur liabilities and claims arising out of acquired businesses, and

•	We may incur indebtedness or issue additional capital stock which could be dilutive to holders of our common stock.

By way of example, our acquisition of Iceland Health, Inc. has materially increased the size of our business and has raised challenges that could adversely affect our goal to achieve profitable operations. We acquired Iceland Health, Inc. on August 25, 2006. This acquisition permitted us to enter the business of offering omega-3 products into the consumer market. The addition of the Iceland Health products substantially increased our size, by contributing approximately 52% of our revenues in the two quarters following the acquisition. Iceland Health uses distribution channels (principally direct response rather than through mass retailers) which differ from those of our traditional product lines and with which our management had little experience. We have also needed to bolster the management resources of Iceland Health. As a result, this acquisition has contributed to our losses. We cannot assure you that we will be able to capitalize on Iceland Health’s products lines and achieve profitability in this business or in our company as a whole.

Because a significant portion our sales is to a small number of retail customers, we are dependent to a large degree upon these customers and their ability to successfully sell our products. In fiscal 2007, two of our mass merchandise retail customers together accounted for approximately 14% of our total revenues, and ten of our mass merchandise retail customers represented approximately 18% of our total revenues. Consistent with industry practice, we do not operate under a long-term written supply contract with our mass merchandise retail customers. Our business would materially suffer if we lost any major mass merchandise retail customer or if our business with a major mass merchandise retail customer were to decrease significantly.

The success of our retail distribution business is dependent, to a large degree, on the positioning of our products by our mass merchandise retail customers and on the support they provide for our products, which are outside our control and in turn depend in large part on the level of sales of our products.

A significant amount of marketing expenditures is required in order to generate sales of our products, and we cannot be certain if our marketing initiatives will be successful or if we will be able to raise these funds. Both our mass merchandise retail distribution business and our Iceland Health direct response marketing business require substantial expenditures to generate sales.

To succeed in our arrangements with mass merchandise retailers we need to launch and maintain successful marketing campaigns to encourage consumers to purchase branded products stocked by these retailers. Our failure to generate such demand could cause retailers to terminate their relationship with us. Our arrangements with mass retailers are terminable by them on notice.

Our direct response marketing business requires significant expenditure for the purchase of media advertising and related matters in advance of sales. Growth in our sales of Iceland Health omega-3 products will be impaired if we do not successfully introduce these products into our mass distribution channels with the support of significant marketing expenditures.

Our marketing and related expenses aggregated approximately 80% of total revenues in the fiscal year ended June 30, 2007.

We rely on a limited number of products for the majority of our sales and any reduction in the demand for or availability of these products would have an adverse effect on our sales. Our significant products are limited to Chromax, Diachrome, Iceland Health Omega-3 and Iceland Health Joint Relief, and we are in the process of launching Advanced Memory Formula, a product for the support of cognitive function. This narrow line of products puts us at risk of being affected adversely should sales of even a small number of products fail to grow as expected or decline, or should new products not be accepted in the marketplace either initially or not at all. Successful growth of our business depends on our ability to develop and market new products on a continuous basis.

We rely on outside suppliers to formulate, manufacture and package our products. Because we do not have long-term agreements with any of our suppliers other than our manufacturer in Iceland, our business could be disrupted if our relationship with a supplier is terminated or curtailed, or if a supplier suffers financial difficulties or otherwise fails to supply us on a timely basis and at favorable prices. We acquire omega-3 fatty acids that are sold as Iceland Health Omega 3 from a manufacturer in Iceland under an agreement that gives us the exclusive right until 2015 to import omega -3 fatty acids from this manufacturer and to distribute this product in the United States. These products are identified on packaging as “coming from Iceland.” We purchase omega-3 fatty acids for our Iceland Health Joint Relief product from various suppliers in the United States, on a purchase order basis, for sale in packaging that does not identify the product as “coming from Iceland.” Should our manufacturer in Iceland fail to adequately supply us at any time, we believe that we can with some disruption purchase additional omega-3 fatty acids from our current or other suppliers in the US, but we may be adversely affected by our inability to identify these products as “coming from Iceland.” We purchase our chromium and related compounds on a purchase order basis from several suppliers, but our business may nevertheless be disrupted if we are required to change a significant supplier.

The failure of third party call center operators to effectively handle customer calls could adversely affect our business. We rely on outside contractors for the call center requirements of our direct response marketing business, and we are dependent on the uninterrupted and efficient operation of these facilities. Should we experience unacceptable numbers of uncompleted calls we will need to slow our marketing of Iceland Health products and to commit additional resources to better train our call center suppliers.

Several researchers have questioned the safety of chromium picolinate, and we may be liable for damages if our products are proven to have harmful side effects.

In 1995 and 2002, a research group headed by Dianne Stearns, Ph.D. (University of Dartmouth College and Northern Arizona University) administered chromium picolinate in a laboratory to Chinese hamster ovary cell lines and reported safety concerns. Also, in 2003, a research group headed by John Vincent, Ph.D. (University of Alabama) administered chromium picolinate to fruit flies and reported safety concerns.

The Company engaged an independent contract research organization and replicated the studies conducted by Stearns using Chromax chromium picolinate following internationally accepted procedures. This study found Chromax chromium picolinate to be safe and was published in Mutation Research, 2005. Experts have advised that fruit fly studies do not predict results in humans. However, the Stearns and Vincent studies can nevertheless reduce the marketability of our products. In addition, if in fact safety concerns are well founded for humans, our viability will be affected since a large portion of our revenues is derived from the sale of chromium picolinate for inclusion in nutritional supplement products.

Harmful effects could also result in legal action against us. We have $5.0 million of product liability insurance for the products we currently market and intend to obtain product liability insurance for products we will market in the future. We may not succeed in obtaining additional insurance or obtaining insurance sufficient to cover all possible liabilities.

If we are unable to retain key personnel, our ability to manage our business effectively and continue our growth could be negatively impacted. Paul Intlekofer, our Chief Executive Officer, and other key management employees are primarily responsible for our day-to-day operations, and we believe our success depends in part on our ability to retain them and to continue to attract additional qualified individuals to our management team. We do not have an employment agreement with any of our key management employees. The loss or limitation of the services of any of our key management employees or the inability to attract additional qualified management personnel could have a material adverse effect on our business, financial condition, and results of operations.

We have no proprietary rights in products that we import from Iceland. The Iceland manufacturer of the omega-3 fatty acids that we sell as “coming from Iceland” uses a patented distillation process to remove toxins and dioxins from the fish oils from which the product is derived. However, the product itself is not patented, nor do we have the right to sue persons who infringe on the manufacturer’s distillation process. Further, the product competes with omega-3 fatty acids that are produced with competitive distillation processes or that are derived directly from algae in a process that does not need to remove toxins and dioxin.

If we do not timely take action to overcome the effect of the expiration of our patent rights, or if we do not enforce our patent rights, or are unsuccessful enforcing our patent rights, we will face increased competition. Our significant patents consist of:

•       three method of use patents that expire in 2009 that cover the use in low doses of chromium picolinate for improving body composition, glucose stabilization and cholesterol maintenance,

•      another method of use patent that expires in 2015 and covers the use of high doses of chromium picolinate for glucose stabilization,

•      four patents that expire in 2017 and cover the use of chromium for relieving the symptoms of depression and pre-menstrual syndrome,

•      two composition of matter patents that expire in 2017 and cover chromium picolinate and biotin compositions and their use for stabilizing serum glucose,

•      one composition of matter patent that expires in 2017 and covers a composition of chromium picolinate and other ingredients and its use for improving body composition, and

•      12 other chromium-based patents that expire in 2017, 2018 and 2021 that cover a range of compositions and uses for which we do not offer products.

Our ingredients business accounted for approximately 18% of our revenues in the fiscal year 2007 and, since our ingredients are not branded, this business depends almost entirely on the strength of our patents. Our branded products that are based on chromium picolinate or other patented compounds also benefit from patent protection. We will be materially and adversely affected if, by the expiration date of significant patents, which is 2009 for our patents for low dose uses of chromium picolinate, we cannot maintain prior revenue levels by reducing prices and increasing unit sales or by developing other formulations of chromium picolinate products to replace any reduction in sales.

We have also applied for 11 other United States patents relating to improving insulin sensitivity, improving cognitive function, improving immune function, reducing hyperglycemia, and treatment of diabetes, dyslipidemia, hypercholesterolemia and other diseases. If we do not obtain patent protection, our ability to develop and market products for these disease states will be adversely affected, since we will be subject to competition on the products we develop. In addition, we expect to incur significant expense for the development and marketing of our cognitive product and we may be adversely affected should our application for a patent for our new cognitive product not be approved. Despite past successes in obtaining patent protection, there is no guarantee a patent will be granted in each instance.

Composition of matter patents protect the manufacture, sale or use of a product. Method of use patents cover the use of a product. Method of use patents are more difficult to enforce since the actual infringer is the person that takes the chromium picolinate for the patented use. In order to enforce a method of use patent against manufacturers or sellers, the patent owner must prove contributory or induced infringement, which is more difficult than enforcing a composition of matter patent.

We are from time to time faced with competition from companies, including importers, that disregard our patent rights. Companies frequently take calculated risks that we will not sue to enforce our patent rights against them and that we will not prevail in any suits that we do bring. In considering whether to bring a suit, we take into account the legal costs of enforcing the patent.

Competitors who disregard our patent rights can undercut our prices because they avoid paying for the technology in their products.

If we fail to protect our trademarks, then our ability to compete could be negatively affected, which would harm our financial condition and operating results. The market for our products depends to a significant extent upon the goodwill associated with our Chromax, Diachrome and Iceland Health trademarks. We own the material trademark rights used in connection with the packaging, marketing and distribution of our products in the markets where those products are sold. Therefore, trademark protection is important to our business. Although most of our trademarks are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The loss or infringement of our trademarks could impair the goodwill associated with our brands and harm our reputation, which would harm our financial condition and operating results.

Industry and Market Risks

We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies in our industry, and adverse publicity and negative public perception regarding particular ingredients or products or our industry in general could limit our ability to increase revenue and grow our business. Decisions about purchasing made by consumers of our products may be affected by adverse publicity or negative public perception regarding particular ingredients or products or our industry in general. This negative public perception may include publicity regarding the legality or quality of particular ingredients or products in general or of other companies or our products or ingredients specifically. Negative public perception may also arise from regulatory investigations, regardless of whether those investigations involve us. We are highly dependent upon consumers’ perception of the safety and quality of our products as well as similar products distributed by other companies. Thus, the mere publication of reports asserting that such products may be harmful could have a material adverse effect on us, regardless of whether these reports are scientifically supported. Publicity related to nutritional supplements may also result in increased regulatory scrutiny of our industry. Adverse publicity may have a material adverse effect on our business, financial condition and results of operations. There can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings.

Changes in consumer preferences and discretionary spending could negatively impact our operating results. Our business is subject to changing consumer trends and preferences. Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes. Furthermore, the nutritional supplement industry is characterized by rapid and frequent changes in demand for products and new product introductions and enhancements. Our failure to accurately predict these trends could negatively impact consumer opinion of our products, which in turn could harm our customer and distributor relationships and cause the loss of sales.

We face intense competition from competitors that are larger, more established and possess greater resources than we do, and if we are unable to compete effectively, we may be unable to grow our market share in order to become profitable. Numerous manufacturers and retailers compete actively for consumers. There can be no assurance that we will be able to compete in this intensely competitive environment. In addition, nutritional supplements can be purchased in a wide variety of channels of distribution. These channels include mass market retail stores and the Internet. Because these markets generally have low barriers to entry, additional competitors could enter the market at any time. Private label products of our customers also provide competition to our products. Additional national or international companies may seek in the future to enter or to increase their presence in the health foods channel or the vitamin, mineral supplement market. Increased competition in either or both could have a material adverse effect on us.

In our ingredients business, we believe that we have a relatively strong position for existing stand-alone chromium sales, and we have a relatively small market share for sales of chromium into multi-ingredient products. Our major competitor in this business is InterHealth Nutraceuticals Inc. which is a privately held company that markets chromium polynicotinate.

Our therapeutic branded business confronts many large established companies in a huge industry that serves the diabetes therapeutic market. The market is served by the major pharmaceutical companies that offer various medications to diabetics. Our success in this arena will in large part depend on our obtaining a scientific consensus that our supplement offers benefits that are competitive with the numerous products offered by companies that participate in this business.

Our omega-3 business is highly competitive. As we enter retail distribution channels with our omega-3 products, we will be entering an intensely competitive market with large established companies and brands such as Nordic Naturals, which offers omega-3 fatty acids that have potency and purity similar to our products, as well as Bumble Bee Seafoods and Puritan's Pride.

Our product sales may decline due to the introduction by others of products that have competitive advantages. We are not aware of any studies that compare the relative advantages or disadvantages of our products as against other competitive products. Research supporting competitors' claims in the nutrition supplement market is not subject to mandatory review by any government agency. Therefore, new products can appear and be brought to market rapidly and with little advance notice. Competitive products may appear or be supported by new research before we are able to respond with new product development or countervailing research. If competing products are developed that customers believe are superior to our products, sales of our products could decline and our business would be harmed.

Our products are subject to government regulation, which could limit or prevent the sale of our products. The manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products are subject to regulation by numerous national and local governmental agencies in the United States and other countries. The primary regulatory bodies in the United States are the FDA and FTC. Failure to comply with these regulatory requirements may result in various types of penalties or fines. These include injunctions, product withdrawals, recalls, product seizures, fines and criminal prosecutions. Individual states also regulate nutritional supplements. A state may interpret claims or products presumptively valid under federal law as illegal under that state’s regulations. In markets outside the United States, we are usually required to obtain approvals, licenses or certifications from a country’s ministry of health or comparable agency, as well as labeling and packaging regulations, all of which vary from country to country. Approvals or licensing may be conditioned on reformulation of products or may be unavailable with respect to certain products or product ingredients. Any of these government agencies, as well as legislative bodies, can change existing regulations, or impose new ones, which could cause any of the following:

•	requirements for the reformulation of certain or all products to meet new standards,

•	the recall or discontinuance of certain or all products,

•	additional record keeping,

•	expanded documentation of the properties of certain or all products,

•	expanded or different labeling,

•	adverse event tracking and reporting, and

•	additional scientific substantiation.

Any or all of these requirements could have a material adverse effect on us. There can be no assurance that the regulatory environment in which we operate will not change or that such regulatory environment, or any specific action taken against us, will not result in a material adverse effect on us.

U.S. government regulation currently affects the sale of our products. The U.S. Food and Drug Administration regulates the labeling and marketing of our dietary supplements under the Dietary Supplement and Health Education Act, also known as DSHEA. Under DSHEA, we are required to submit for FDA approval claims regarding the effect of our dietary supplements on the structure or function of the body. DSHEA also requires FDA approval for health claims that relate dietary supplements to disease prevention.

Under DSHEA, within 30 days after first marketing a product, a company must submit to the FDA for review each claim (other than a qualified health claim) by the company that the product benefits bodily structure or function. If the FDA believes that a claim suggests the product is intended to diagnose, treat, cure or prevent a disease, it will reject the claim, usually within three months, in which case the company may no longer make the claim. To date, the FDA has not rejected any of our claims for benefit to bodily structure and function that are significant for the marketing of our products. Should the FDA in the future reject significant claims, we may be unable to interest consumers in purchasing our products.

The FDA review of health claims requires significant scientific agreement that the totality of the data supports the claims that a product prevents disease. We applied for a qualified health claim on December 19, 2003, related to the prevention of diabetes. In August 2005, the FDA recognized chromium picolinate as a safe nutritional supplement that may reduce risk of insulin resistance and possibly type 2 diabetes, and concluded that there is credible evidence to support the following qualified health claim:

One small study suggests that chromium picolinate may reduce the risk of insulin resistance, and therefore possibly may reduce the risk of type 2 diabetes. FDA concludes, however, that the existence of such a relationship between chromium picolinate and either insulin resistance or type 2 diabetes is highly uncertain.”

The FDA declined to permit other qualified health claims that were proposed by the Company.

We are subject to a Federal Trade Commission consent agreement that may adversely affect our business. The Federal Trade Commission ("FTC") regulates product-advertising claims, and requires that claims be supported by competent and reliable scientific evidence. Prior to our acquisition of a California limited partnership called Nutrition 21 ("Nutrition 21 LP"), the FTC opened an inquiry into certain of the claims that Nutrition 21 LP was making for chromium picolinate. The inquiry was terminated by the FTC with Nutrition 21 LP entering into a consent agreement that requires Nutrition 21 LP to support its claims by competent and reliable scientific evidence. After we acquired Nutrition 21 LP in 1997, we undertook new clinical studies to support the claims we intended to make for our products. The FTC has subsequently audited our chromium picolinate advertising and has not found either a lack of competent and reliable scientific evidence or a failure to comply with the consent agreement.

We are negotiating a settlement with QVC regarding liability for weight loss advertising claims that were made on QVC, Inc. televised shopping programs for Lite Bites, a product that we have since discontinued. We anticipate that any settlement would also resolve potential claims by the FTC against us for these advertising claims. The cost of any settlement has not been reserved for in our financial statements and any material settlement could have a significant impact on our operating results at the time the amount thereof becomes reasonably ascertainable. The FTC continues to monitor our advertising and could limit our advertising in ways that could make marketing our products more difficult or result in lost sales.

Stock Market Risks

The market price for our common stock may be particularly volatile, and our stockholders may be unable to resell their shares at a profit. The trading price of our common stock has been subject to wide fluctuations and may continue to fluctuate in the future in response to a variety of factors, including:

•	quarter-to-quarter variations in operating results,

•	material announcements by us or our competitors,

•	governmental regulatory action,

•	negative or positive publicity involving us or the nutritional supplement industry generally,

•	general economic downturns,

•	announcements by official or unofficial health and medical authorities,

•	consumer preferences generally, or

•	other events or factors, many of which are beyond our control.

In addition, the stock market has historically experienced significant price and volume fluctuations, which have particularly affected the market prices of many nutritional supplement companies and which have, in certain cases, not had a strong correlation to the operating performance of these companies. General economic conditions, such as recession or interest rate or currency rate fluctuations in the United States or abroad, could negatively affect the market price of our common stock. In addition, our operating results in future quarters may be below the expectations of securities analysts and investors. If that were to occur, the price of our common stock would likely decline, perhaps substantially.

The limited liquidity for our common stock could affect an investor’s ability to sell our shares at a satisfactory price. Our common stock is relatively illiquid. As of November 2, 2007, the Company had approximately 62.5 million shares of common stock outstanding. The average daily trading volume in the common stock during the prior 60 trading days ending on that date was approximately 202,841 shares. A more active public market for our common stock, however, may not develop, which would continue to adversely affect the trading price and liquidity of the common stock. Moreover, a thin trading market for the common stock causes the market price for the common stock to fluctuate significantly more than the stock market as a whole. Without a large float, our common stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our common stock may be more volatile.

If we are unable to maintain a Nasdaq listing for our securities the liquidity of our stock will be reduced and investors may be unable to sell them, or may be able to sell them only at reduced prices. We are currently in compliance with Nasdaq's minimum $1.00 bid price requirement for continued listing on the Nasdaq Capital Market. If we fail to meet the $1.00 bid price requirement for at least 30 consecutive business days, we will be provided time to achieve compliance, generally up to one year provided we satisfy the criteria for continued listing other than the minimum bid price. The period during which our common stock will continue to be listed on the Nasdaq Capital Market may be extended further subject to certain conditions. Throughout this period we can regain compliance by maintaining a $1.00 per share bid price for a minimum of 10 consecutive business days. Should we not be in compliance at the end of this period, its common stock will be subject to delisting from the Nasdaq Capital Market. Under certain circumstances, to ensure that we can sustain long-term compliance, Nasdaq may require the closing bid price to equal or to exceed the $1.00 minimum bid price requirement for more than 10 consecutive business days before determining that a company complies with Nasdaq's minimum $1.00 bid price requirement.

The liquidity of our common stock will be reduced if our securities fail to maintain a Nasdaq listing. Purchasers of our common stock would likely find it more difficult to sell our common stock, and the market value of our common stock would likely decline.

In addition, if we fail to maintain a Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in our securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in our securities, they would become less willing to engage in these transactions, which will make it more difficult for purchasers of our common stock to dispose of their shares.

Should we fail to maintain our Nasdaq listing we may be required to redeem our Series J 8% convertible preferred stock, and should we then or thereafter not be listed on the Bulletin Board we may be required to redeem our Series I 6% Convertible Preferred Stock before maturity at the original issue price.

Failure to remediate the material weaknesses in our internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have a material adverse effect on our business and stock price. During the audit of our financial statements for the year ended June 30, 2007, our independent registered public accounting firm identified a material weakness regarding the company’s independent review and knowledge of complex accounting areas (stock options; income taxes; projections for impairment analysis). As defined by the Public Company Accounting Oversight Board Auditing Standard No.5, a material weakness is a deficiency or a combination of deficiencies over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or the interim financial statements will not be prevented or detected.

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We believe it is important to communicate our expectations to investors. However, there may be events in the future that we are not able to predict accurately or that we do not fully control that could cause actual results to differ materially from those expressed or implied. This prospectus and the documents incorporated by reference in the accompanying prospectus may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation, changes in external market factors, changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally, the emergence of new or growing competitors, various other competitive factors and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from the results referred to in the forward-looking statements. The forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the offered shares by the Selling Security Holders. We have agreed to pay the expenses of registration of the Common Stock, including legal and accounting fees. See "Plan of Distribution." All of the shares of common stock are being sold by the Selling Security Holders for their own accounts. Any proceeds that we receive from the exercise of warrants will be used by us for general working capital.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of Common Stock, $.005 par value, of which 62,536,793 shares are issued and outstanding as of October 1, 2007. All the outstanding shares of common stock are fully paid, validly issued and nonassessable.

Holders of shares of Common Stock are entitled to share equally on a per-share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities, our assets will be divided pro rata on a per-share basis among the holders of the shares of our Common Stock. There are no conversion or redemption privileges or any sinking fund provisions with respect to the Common Stock.

Holders of shares of Common Stock are entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including election of directors. The Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the common stock can elect 100% of the directors of the Company if they choose to do so. The bylaws of the Company require that only a majority of the issued and outstanding shares of Common Stock need be represented to constitute a quorum and transact business at a stockholders' meeting.

We adopted a Shareholder Rights Plan on September 12, 2002. Under this plan, we distributed, as a dividend, one preferred share purchase right for each share of Common Stock held by stockholders of record as of the close of business on September 25, 2002. The Rights Plan is designed to deter coercive takeover tactics, including the accumulation of shares in the open market or through private transactions, and to prevent an acquiror from gaining control of the Company without offering a fair price to all of our stockholders. The Rights will expire on September 11, 2012.

Each Right entitles stockholders to buy one one-thousandth of a share of newly created Series H Participating Preferred Stock of the Company for $3.00 per share. Each one one-thousandth of a share of the Preferred Stock is designed to be the functional equivalent of one share of Common Stock. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock (30% in the case of a person or group that is currently a 15% holder) or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's Common Stock.

If any person or group other than a person who is approved in advance by the board (an "Acquiring Person") becomes the beneficial owner of 15% or more of the Company's Common Stock (30% in the case of a person that is currently a 15% holder), then (1) the Rights become exercisable for Common Stock instead of Preferred Stock, (2) the Rights held by the Acquiring Person and certain affiliated parties become void, and (3) the Rights held by others are converted into the right to acquire, at the purchase price specified in the Right, shares of Common Stock of the Company having a value equal to twice such purchase price. The Company will generally be entitled to redeem the Rights, at $.001 per Right, until 10 days (subject to extension) following a public announcement that an Acquiring Person has acquired a 15% position.

On March 31, 2005 we issued 9,600 shares of Series I 6% Convertible Preferred Stock ("Series I Preferred Stock"). Each share of Series I Preferred Stock has a stated value of $1,000 per share. The Series I Preferred Stock is convertible into Common Stock at the option of the holders at $1.2535 per share, subject to anti-dilution provisions. Subject to certain conditions, we can force conversion of the Series I Preferred Stock if the volume weighted average price of the common stock is at least $3.76 for 20 consecutive trading days. The Series I Preferred Stock pays cumulative dividends at the annual rate of 6%. Dividends are payable in cash, provided that if certain conditions are satisfied, dividends may be paid in shares of Common Stock valued at 90% of the average of the 20 trading days volume weighted average prices immediately prior to the dividend payment date. The stated value of the Series I Preferred Stock is preferred in liquidation against the holders of Common Stock. The consent of the holders of the Series I Preferred Stock is required before we can issue senior or pari passu stock. The Series I Preferred Stock generally has no voting rights. We must redeem the Series I Preferred Stock at the original issue price plus accrued dividends on March 31, 2009. We must also redeem the Series I Preferred Stock on the occurrence of certain default events.

On September 11, 2007 we sold 17,750 shares of Series J 8% Convertible Preferred Stock ("Series J Preferred Stock"). Each share of Series J Preferred Stock has a stated value of $1,000 per share. The Series J Preferred Stock is convertible into Common Stock at the option of the holders at $1.2158 per share, subject to anti-dilution provisions. Subject to certain conditions, we can force conversion of the Series J Preferred Stock if the volume weighted average price of the common stock is at least $3.6474 for 20 consecutive trading days. The Series J Preferred Stock pays cumulative dividends at the annual rate of 8%. Dividends are payable in cash, provided that if certain conditions are satisfied, dividends may be paid in shares of Common Stock valued at 90% of the average of the then 20 day consecutive trading day volume weighted average price. The stated value of the Series J Preferred Stock is preferred in liquidation against the holders of Common Stock. The consent of the holders of the Series J Preferred Stock is required before we can issue senior or pari passu stock. The Series J Preferred Stock generally has no voting rights. We must redeem the Series J Preferred Stock at the original issue price plus accrued dividends on September 11, 2011. We must also redeem the Series J Preferred Stock on the occurrence of certain default events

SELLING SECURITY HOLDERS

The following table sets forth the names of the Selling Security Holders, all of the securities of the Company beneficially owned by them, and the number of offered shares which may be offered for sale pursuant to this prospectus by each of the Selling Security Holders.

All information with respect to share ownership has been furnished by the Selling Security Holders. The offered shares may be offered from time to time by the Selling Security Holders named below. However, the Selling Security Holders are not obligated to sell any offered shares immediately under this prospectus. The table assumes that all of the offered shares held by the Selling Security Holders are sold, and that the Selling Security Holders acquire no additional shares of common stock before the completion of this offering.

Beneficial ownership is determined in accordance with the rules of the SEC, and for calculating the shares and percentage beneficially owned by each Selling Security Holder includes any securities which the person has the right to acquire within 60 days of the date of this prospectus through the conversion or exercise of any security or right. However, the terms of the Series J Preferred Stock and Warrants reflected in the table and in the footnotes to the table restrict each holder's right to convert the Series J Preferred Stock and to exercise the Warrants to the extent that beneficial ownership of such holder and its affiliates would exceed 4.99% of the shares of Common Stock that would be outstanding after giving effect to such conversion or exercise, and the Warrants are in any event not exercisable until March 11, 2008. For convenience the table and the footnotes are presented as if these restrictions did not apply.

The Series J Preferred Stock and the Warrants were issued in a private placement entered into on September 11, 2007. We have agreed to register the shares issuable on conversion of the Series J Preferred Stock and on exercise of the Warrants. We are also registering 8,183,938 shares of Common Stock that may be issued as dividend payments to the Selling Security Holders.

Footnotes to the table identify the Selling Security Holders who are broker-dealers or affiliates of broker-dealers. The Selling Security Holders who are broker-dealers or affiliates of broker-dealers have represented that they purchased in the ordinary course of business the securities that are convertible into or exercisable for the shares that they are offering for sale. These Selling Security Holders have further represented that at the time of purchase they had no agreements or understandings to distribute these shares.

NAME OF SELLING SECURITY HOLDER	PREFERRED STOCK OWNED BEFORE OFFERING [1]	WARRANTS OWNED BEFORE OFFERING [2]	COMMON STOCK OWNED BEFORE OFFERING [3]	AMOUNT OF COMMON STOCK UNDERLYING PREFERRED STOCK AND WARRANTS TO BE OFFERED	COMMON STOCK OWNED AFTER OFFERING	PERCENT OF CLASS OF PREFERRED STOCK OWNED AFTER THE OFFERING
Otago Partners, LLC[4]	250	94,581		300,207		0
Shea Ventures, LLC[5]	1,000	378,322		1,200,823		0
Diamond Opportunity Fund, LLC[6]	500	189,161	111,111	600,413	111,111*	0

1 Consists of Series J 8% Convertible Preferred Stock, with a stated value of $1,000 per share and an initial conversion price into common stock of $1.2158 per share of common stock, subject to anti-dilution provisions. The Preferred Stock accrues dividends at 8% per annum. Subject to certain conditions, dividends may be paid at the option of the Company in shares of common stock valued at 90% of the volume weighted average price in a designated period prior to the dividend payment date. This Prospectus also covers shares of common stock issuable on conversion of the Preferred Stock pursuant to anti-dilution provisions and shares of common stock issuable as dividends on the Preferred Stock.

2 Consists of Warrants to purchase shares of common stock at $1.2158 per share subject to anti-dilution provisions that are being registered hereunder. The Warrants are not exercisable until March 11, 2008. This Prospectus also covers shares of common stock issuable on exercise of the Warrants pursuant to anti-dilution provisions.

3 Except as otherwise noted, constitutes shares of common stock issuable on conversion of the Preferred Stock at $1.2158 per share and on exercise of Warrants at $1.2158 per share.

4 Lindsay A. Rosenwald, M.D. is the managing member of Otago Partners, LLC has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Rosenwald disclaims beneficial ownership of these shares. Dr. Rosenwald is the sole shareholder and Chairman of Paramount BioCapital, Inc., an NASD member broker-dealer, and Paramount BioCapital Asset Management , Inc., an investment adviser registered with the SEC.

5 Edmund H. Shea, Jr. has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Shea disclaims beneficial ownership of these shares.

6 David Hokin, Rub Rubin and Richard Marks in their capacities as Managers and Managing Director, respectively, of Diamond Asset Management, LLC, the Manager of Diamond Opportunity Fund, LLC, have shared power to vote and dispose of the securities held by this Selling Shareholder. Messrs. Hokin, Rubin and Marks disclaim beneficial ownership of these shares.

NAME OF SELLING SECURITY HOLDER	PREFERRED STOCK OWNED BEFORE OFFERING [1]	WARRANTS OWNED BEFORE OFFERING [2]	COMMON STOCK OWNED BEFORE OFFERING [3]	AMOUNT OF COMMON STOCK UNDERLYING PREFERRED STOCK AND WARRANTS TO BE OFFERED	COMMON STOCK OWNED AFTER OFFERING	PERCENT OF CLASS OF PREFERRED STOCK OWNED AFTER THE OFFERING
Rockmore Investment Master Fund Ltd[7]	1000	378,322		1,200,823		0
Islandia, L.P8 .	2,500	945,805		3,002,064		0
UBS O'Connor LLC F/B/O: O'Connor Global Convertible Arbitrage Master Limited[9]	1,000	378,322		1,200,823		0
UBS O'Connor LLC F/B/O: O'Connor Pipes Corporate Strategies Master Limited[10]	1,000	378,322		1,200,823		0

7 Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of October 2, 2007, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

8 Richard O. Berner, Edgar R. Berner, Thomas R. Berner, and Anthony R. Berner share voting and dispositive power over the securities held by this selling shareholder. Richard O. Berner, Edgar R. Berner, Thomas R. Berner, and Anthony R. Berner each disclaims beneficial ownership of these shares.

9 Andrew Martin has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Martin is the Managing Director of the selling security holder. Mr. Martin disclaims beneficial ownership of these shares.

10 Andrew Martin has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Martin is the Managing Director of the selling security holder. Mr. Martin disclaims beneficial ownership of these shares.

NAME OF SELLING SECURITY HOLDER	PREFERRED STOCK OWNED BEFORE OFFERING [1]	WARRANTS OWNED BEFORE OFFERING [2]	COMMON STOCK OWNED BEFORE OFFERING [3]	AMOUNT OF COMMON STOCK UNDERLYING PREFERRED STOCK AND WARRANTS TO BE OFFERED	COMMON STOCK OWNED AFTER OFFERING	PERCENT OF CLASS OF PREFERRED STOCK OWNED AFTER THE OFFERING
Midsummer Investment, Ltd.[11]	5,000	1,891,611	30,839	6,004,130	30,839*	0
Fort Mason Master, LP [12]	2,817	1,065,847	62,857	3,382,840	969,271 (1.55% of Common Stock)730,413 [15] (1.17% of Common Stock)	0
Fort Mason Partners, LP [13]	183	69,119	969,271	219,637	62,857* 47,366* [15]	0
Pierce Diversified Strategy Master Fund LLC, Ena [14]	75	83,929	0	90,062	55,555*[15]	*
Enable Opportunity Partners LP16	150	56,749	0	180,125	0	0
Enable Growth Partners LP17	1,275	482,361		1,531,053
BridgePointe Master Fund Ltd.[18]	1,000	378,322		1,200,823

11 Midsummer Capital, LLC is the investment advisor to Midsummer. By virtue of such relationship, Midsummer Capital, LLC may be deemed to have dispositive power over the shares owned by Midsummer. Midsummer Capital, LLC disclaims beneficial ownership of such shares. Mr. Michel Amsalem and Mr. Scott Kaufman have delegated authority from the members of Midsummer Capital, LLC with respect to the shares of Common Stock owned by Midsummer. Messrs. Amsalem and Kaufman may be deemed to share dispositive power over the shares of common stock held by Midsummer. Messrs. Amsalem and Kaufman disclaim beneficial ownership of such shares of Common Stock, and neither person has any legal right to maintain such delegated authority.

12 The shares listed herein are owned by Fort Mason Master, L.P.   Fort Mason Capital, LLC serves as the general partner of  Fort Mason Master, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares.  Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC.  Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

13 The shares listed herein are owned by Fort Mason Partners, LP.   Fort Mason Capital, LLC serves as the general partner of  Fort Mason Partners, L.P. and, in such capacity, exercises sole voting and investment authority with respect to such shares.  Mr. Daniel German serves as the sole managing member of Fort Mason Capital, LLC.  Fort Mason Capital, LLC and Mr. German each disclaim beneficial ownership of such shares, except to the extent of its or his pecuniary interest therein, if any.

14 Mitch Levine has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Levine is the Managing Partner of the selling security holder. Mr. Levine disclaims beneficial ownership of these shares.

15 Shares issuable upon exercise of previously acquired warrants.

16 Mitch Levine has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Levine is the Managing Partner of the selling security holder. Mr. Levine disclaims beneficial ownership of these shares

17 Mitch Levine has sole voting and dispositive power over the securities held by this selling shareholder. Mr. Levine is the Managing Partner of the selling security holder. Mr. Levine disclaims beneficial ownership of these shares

18 Eric S. Swartz has sole voting and dispositive power over the securities held by this selling shareholder and disclaims beneficial ownership of these shares.

* Less than 1%

ADDITIONAL DISCLOSURES

Total Dollar Value of Common Stock Underlying the Preferred Stock and Warrants

The total dollar value of the 21,314,659 shares of common stock that we have registered for resale and that underlie the Preferred Stock and Warrants are, respectively, $15,767,395 and $7,252,435. These amounts are based on the $1.08 closing price per share on the Nasdaq Capital Market on September 10, 2007, which is the day immediately prior to the date of the sale of the Preferred Stock and Warrants.

Payments Made and Potentially Required to be Made in Connection with the Preferred Stock Offering

The following table sets forth the dollar amount of each payment (including the value of any payments to be made in common stock) that in connection with the sale of the Preferred Stock and Warrants we are required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction.

Name of Selling Shareholder	Convertible Preferred Stock (percentage of total offering)	Cash Dividend Payments In First Year After Sale ($) (1)(2)	Cash Dividend Payments Until Maturity ($) (1) (2)	Common stock issuable as Dividends in first year after sale (1) (3)	Common stock issuable as Dividends until maturity (1) (3)	Potential Liquidated Damages and Penalties ($) (4)
BridgePointe Master Fund Ltd.	1,000 (5.6%)	80,000	320,000	94,317	377,270	320,083
Diamond Opportunity Fund, LLC	500 (2.8%)	40,000	160,000	47,159	188,635	160,041
Enable Growth Partners LP	1,275 (7.2%)	102,000	408,000	120,2554	481,019	408,105
Enable Opportunity Partners LP	150 (0.8%)	12,000	48,000	14,418	56,950	48,012
Fort Mason Master, LP	2,817(15.9%)	225,360	901,440	265,692	1,062,768	901,673
Fort Mason Partners, LP	183(1.0%)	14,600	58,560	17,260	69,040	58,575
Islandia, L.P.	2,500 (14.1%)	200,000	800,000	235,793	943,174	800,206
Midsummer Investment, Ltd.	5,000 (28.2%)	400,000	1,600,000	471,587	1,866,348	1,600,413
Otago Partners, LLC	250 (1.4%)	20,000	80,000	23,579	94,317	80,021
Pierce Diversified Strategy Master Fund LLC, Ena	75 (0.4%)	6,000	24,000	7,074	28,295	24,006
Rockmore Investment Master Fund Ltd	1,000 (5.6%)	80,000	320,000	94,317	377,270	320,083
Shea Ventures, LLC	1,000 (5.6%)	80,000	320,000	94,317	377,270	320,083
UBS O'Connor LLC F/B/O: O'Connor Global Convertible Arbitrage Master Limited	1,000 (5.6%)	80,000	320,000	94,317	377,270	320,083
UBS O'Connor LLC F/B/O: O'Connor Pipes Corporate Strategies Master Limited	1,000 (5.6%)	80,000	320,000	94,317	377,270	320,083
Total	17,750 (100%)	1,420,000	5,680,000	1,674,133	6,696,534	5,681,466

(1) The Preferred Stock pays cumulative dividends at the annual rate of 8%. Dividends are payable in cash, provided that in certain circumstances we may elect to pay dividends in shares of common stock valued at 90% of the then 20 consecutive trading day volume weighted average price of our common stock.

(2) Assumes that dividend payments will be made in cash and that there is no conversion of Preferred Stock through maturity on September 11, 2011.

(3) We will issue a total of 6,696,534 shares of common stock as dividends on the Preferred Stock, assuming that no Preferred Stock is converted before maturity on September 11, 2011, we elect and are permitted to pay all dividends on the Preferred Stock in shares of common stock, and the 20 consecutive trading day volume weighted average price of our common stock is $0.9424 (the 20 consecutive trading day volume weighted average price of our common stock as of October 30, 2007) in all relevant calculation periods. As of October 30, 2007, the 90% of the 20 consecutive trading day volume weighted average per share price of our common stock was $0.8424. The number of shares of common stock issuable as dividends on the Preferred Stock will increase if the relevant volume weighted average price of our common stock declines, and will decrease if the relevant volume weighted average price of our common stock increases or if Preferred Stock is converted prior to maturity.

(4) Comprised of the total amount of liquidated damages and penalties potentially payable to the selling shareholders as set forth below. In each case, we may also be required to pay contractual damages in addition to liquidated damages and penalties.

We are required to pay liquidated damages of up to $20 per trading day for each $1,000 of underlying common stock (based on the then volume weighted average price) from which we do not timely remove restrictive legends on conversion of Preferred Stock. This obligation will continue to accrue until the legends are removed. The table assumes that we will meet our contractual obligation, but includes liquidated damages on the possibility that legends are removed five trading days late.

Should we fail timely to deliver shares of common stock on conversion of the Preferred Stock we will be required to pay to the converting shareholder liquidated damages of up to $100 per trading day for each $5,000 of Stated Value of Preferred Stock being converted. This obligation will continue to accrue until such certificates are delivered. The table assumes that we will meet our contractual obligation, but includes liquidated damages on the possibility that certificates are delivered five trading days late.

We are required to pay liquidated damages of up to $20 per trading day for each $1,000 of underlying common stock (based on the then volume weighted average price) from which we do not timely remove restrictive legends on exercise of Warrants. This obligation will continue to accrue until the legends are removed. The table assumes that we will meet our contractual obligation, but includes liquidated damages on the possibility that legends are removed five trading days late.

Should we default in the timely filing and effectiveness of this registration statement or should we fail to maintain the effectiveness of this registration statement, we will be required to pay to each holder of Preferred Stock partial liquidated damages of up to 18% of the aggregate purchase price paid by such holder for the Preferred Stock. The table assumes that the maximum amount of liquidated damages becomes payable.

The table does not take into account fees to Collins Stewart LLC and Life Science Group, Inc. who acted as placements agents for the Preferred Stock and Warrants. These fees consist of a combined total of $905,000 in cash and Warrants to purchase 79,996 shares of our common stock at an exercise price of $1.2158. The placement agents have advised us that they are not affiliated with any of the selling shareholders. The table also does not take into account $239,000 of legal and other expenses that we paid to in connection with the transaction to persons not affiliated with the selling shareholders.

No Conversion Discounts Relative to Market Price on Date of Sale from Preferred Stock or the Warrants

There are no conversion discounts for the common stock underlying the Preferred Stock or the Warrants held by the selling shareholders or their affiliates. On September 10, 2007, the day immediately prior to the date of the sale of the Preferred Stock and Warrants, the closing price of our Common Stock was $1.08. The conversion price was fixed on the date of sale at $1.2158. The exercise price of the Warrants was fixed on the date of sale at $1.2158.

The conversion and exercise prices remain fixed regardless of any decline in market price for the underlying securities. However, the Preferred Stock contains an anti-dilution clause that provides that if we issue any shares of common stock or common stock equivalents at less than $1.2158, subject to certain exceptions the conversion price of the Preferred Stock will be reduced to the lower price on a non-weighted basis. The Warrants contain an anti-dilution clause that provides that if we issue any shares of common stock or common stock equivalents at less than $1.2158 per share, then, subject to certain exceptions, the exercise price of the Warrants will be reduced to the lower price on a non-weighted basis and the number of shares issuable on exercise of the Warrants will be proportionately increased. The Warrants also incorporate Nasdaq rules that unless and until shareholders approve the transaction, the exercise price of the Warrants will not be reduced below $1.09 by this anti-dilution provision.

Comparison of Company Proceeds to Potential Investor Profit

The table set forth below is subject to the same footnotes that apply to the prior table.

1	2	3	4	5	6	7
Gross Proceeds to Company from Preferred Stock Offering	Dividends until maturity	Potential liquidated damages and penalties	Total of Prior two columns	Net Proceeds to the Company before deducting fees and expenses to persons not affiliated with the selling shareholders (Column 1 less Columns 2 and 3)	Percentage that column 4 is of column 5	Percentage that column 4 is of columns 5, averaged over the four-year term of the Preferred Stock
$17,750,000	$5,680,000	$5,681,466	$11,361,466	$6,388,534	178%	44.5%

Prior Securities Transactions Between the Company and the Selling Stockholders or Affiliates of the Selling Stockholders

The following table sets forth information regarding three prior securities transactions between us and certain of the selling stockholders, any affiliates of such selling stockholders or any person with whom any selling stockholder has a contractual relationship regarding such securities transactions.

Date of Transaction	Number of Shares of Common Stock Outstanding prior to the Transaction (1)	Number of Shares of Common Stock Outstanding prior to the Transaction (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders) (1)	Number of Shares of Common Stock Issued or Issuable Pursuant to the Transaction (2)	Percentage of Total Issued and Outstanding Securities (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders) Issued or Issuable in the Transaction	Market Price Per Share of Common Stock Prior to the Transaction	Current Market Price (3)
11/09/03	37,986,988	26,444,740	4,062,500	15.36	$1.05	$1.04
03/31/05	38,055,830	34,195,707	10,628,662	31.08	$1.22	$1.04
05/19/06	42,492,316	36,257,492	7,777,777	21.45	$2.05	$1.04

(1) For purposes of this calculation, ownership of 5% or more was considered an Affiliate of the Company.

(2) For purposes of this calculation, shares that we may be required to issue because of dilution which is speculative, and shares that we may choose to issue as dividends are not included.

(3) Closing price on November 2, 2007.

Comparison of Registered Shares to Outstanding Shares

The following table sets forth:

•
the number of shares of common stock outstanding immediately prior to the transaction in which we issued the Preferred Stock and Warrants that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders;

•	the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

•
the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

•	the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and

•	the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

In this analysis, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Selling Stockholder	Number of Shares of Common Stock Outstanding prior to the Transaction (excluding Selling Shareholders, Affiliates and Affiliates of Selling Shareholders) (1)	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Prior Registration Statements	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Prior Registration Statements Still held by the Selling Shareholder (2)	Number of Shares of Common Stock Sold in Registered Resale Transactions by the Selling Stockholder	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Current Transaction (3)
Diamond Opportunity Fund, LLC	36,257,492	388,889	111,111	277,778	978,209
Enable Growth Partners LP	26,444,740	125,000	0	125,000	2,494,433	(4)
Enable Growth Partners LP	34,195,707	220,983	0	220,983	2,494,433	(4)
Fort Mason Master, LP	36,257,492	2,556,441	1,699,684	856,757	5,511,455
Fort Mason Partners, LP	36,257,492	165,782	110,223	55,559	357,796
Midsummer Investment, Ltd.	34,195,707	5,303,609	1,939,154	3,364,455	9,762,089
Pierce Diversified Strategy Master Fund LLC, Ena	36,257,492	194,444	55,555	138,889	146,731

(1) For purposes of this calculation, ownership of 5% or more was considered an Affiliate of the Company.

(2) Does not take into account any limitations on conversions or exercises that would result in greater than 4.99% ownership.

(3) Preferred Stock conversions, Warrant exercises and potential dividends based on the 20 consecutive trading day volume weighted average per share price of our common stock as of October 30, 2007.

(4) An Affiliate is registering 296,133 shares in this transaction.

Company's Financial Ability to Satisfy its Obligations to the Selling Shareholders

We have the intention, and a reasonable basis to believe that we will have the financial ability, to make required payments on the Preferred Stock and Warrants.

Existing Short Positions by Selling Shareholders

•
Rockmore Investment Master Fund Ltd. advised the Company that in the ordinary course of its business in trading securities positions, Rockmore Investment Master Fund Ltd. may enter into short sales.  However, no such short sales are entered into while in possession of any material, nonpublic information.  Rockmore Investment Master Fund Ltd. also acknowledges the position of the Staff of the Commission set forth in Item A.65 of the SEC Telephone Interpretations Manual.

•
Otago Partners, LLC (“Otago”) advised the Company that Otago may enter into short sales in the ordinary course of its business of investing and trading securities.  Otago has advised the Company that no short sales were entered into during the period beginning when such selling stockholder obtained knowledge that the Company was contemplating a private placement and ending upon the public announcement of any such private placement. Further, the selling stockholder has acknowledged to the Company that it is aware of and adheres to the position of the  Staff set forth in Item A.65 of the SEC Telephone Interpretations Manual.

•	Islandia, L.P. advised the Company that it has entered into the following short trades in the Company, on the following dates:

Trade Date	Quantity
Oct 23, 2007	13,000.00
Oct 24, 2007	5,000.00
Oct 25, 2007	16,000.00
Oct 30, 2007	4,900.00
Nov 1, 2007	2,600
Nov 2, 2007	2,000

The dates of these sales were made after the date of the announcement of the convertible preferred stock transaction and after the filing of the registration statement.

•
In the ordinary course of its business in trading securities positions, Midsummer Investment, Ltd. (“Midsummer”) may enter into short sales. However, no such short sales are entered into while in possession of any material, nonpublic information. Midsummer Investment, Ltd. also acknowledges the position of the Staff of the Commission set forth in Item A.65 of the SEC Telephone Interpretations Manual.

•	Except as indicated above, the shareholders not referred to above have advised that they have no existing short position in the Company’s stock.

In addition, in accordance with Section 4.15 of the Securities Purchase Agreement, a copy of which is incorporated by reference into this registration statement, each selling shareholder acknowledged and agreed to act in a manner that will not violate the positions of the Commission as set forth in Item 65, Section A, of the Manual of Publicly Available Telephone Interpretations, dated July 1997, compiled by the Office of Chief Counsel, Division of Corporation Finance.

Relationships Between the Company and Selling Shareholders and Affiliates

We confirm that a description of any relationships and arrangements between us and these persons is set forth in this Registration Statement and in the Registration Statement dated January 27, 2004 for the November 9, 2003 transaction, in the Registration Statement dated April 5, 2005 for the March 1, 2005 transaction, and in the Registration Statement dated June 15, 2006 for the May 19, 2006 transaction referred to earlier. All agreements between us and and/or among those parties regarding the Preferred Stock and the Warrants are included as exhibits to the registration statement by incorporation by reference.

The Method by which the Number of Registered Shares was Determined

The 35,463,730 shares registered for the transaction consist of

14,599,440 shares issuable on conversion of $17,750,000 stated value of Preferred Stock at the fixed conversion price of $1.2158 per share

6,715,218 shares issuable on exercise of Warrants at $1.2158 per share,

5,965,133 shares of our common stock which we estimated we may issue for payment of dividends on the Series J Preferred Stock and 8,183,938 shares (30% of the 27,279,792 sum of the foregoing), for potential common stock dividends issuable on the Preferred Stock and for potential anti-dilution adjustments on the Preferred Stock and the Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Legal matters relating to the validity of the securities offered hereunder are being passed upon for Nutrition 21 by Oscar D. Folger, Esq., 521 Fifth Avenue, New York, New York 10175. Mr. Folger's wife owns 29,775 shares of the common stock of Nutrition 21.

EXPERTS

The consolidated financial statements and related financial statement schedule of Nutrition 21, Inc. as of June 30, 2007 and 2006 and for each of the years in the three-year period ended June 30, 2007, have been incorporated by reference in this prospectus in reliance upon the report, also incorporated by reference herein, of J. H. Cohn LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing. Also, the financial statements of Iceland Health, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, have been incorporated by reference in this prospectus in reliance upon the report, also incorporated by reference herein, of J. H. Cohn LLP, independent registered public accounting firm, given upon the authority of that firm as experts in accounting and auditing.

MATERIAL CHANGES

 There have been no material developments since the filing on October 24, 2007 of Nutrition 21’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007, which are not described in a subsequent report on Form 10-Q or Form 8-K.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-00330 for further information on the Public Reference Room. Our SEC filings are also available to the public on our web site at www.nutrition21.com and the SEC’s web site at http://www.sec.gov. Information contained on our website is not incorporated into this prospectus supplement or the accompanying prospectus, and is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Item 2.02 or 7.01 of Form 8-K, unless otherwise indicated therein), until all the shares registered by this prospectus are sold. The documents we incorporate by reference are:

1.	Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007.

2.	The Company's Proxy Statement dated October 24, 2007 for the Company's Annual Meeting on November 29, 2007.

3.	Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 31, 2007, August 13, 2007 and September 12, 2007.

4.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (1) above

In addition, any amendments to these document and all other reports, proxy statements and other documents of Nutrition 21 hereafter filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities covered by this prospectus, shall be deemed to be incorporated in this prospectus and made a part of it by reference from the date of filing of each of these documents. Statements in this prospectus modify and supersede statements contained in all earlier documents incorporated by reference in this prospectus. Further, all future documents incorporated by reference will modify and supersede this prospectus.

Nutrition 21 undertakes to provide without charge to each person to whom this prospectus is delivered, upon the written or oral request, a copy of any and all of the information that has been incorporated by reference in the prospectus. Exhibits to the information that is incorporated by reference will be included only if the exhibits are specifically incorporated by reference into the information that the prospectus incorporates. Requests should be directed to the Secretary, Nutrition 21 Inc., 4 Manhattanville Road, Purchase, New York 10577, telephone number (914) 701-4503.

INDEMNIFICATION

Nutrition 21’s by-laws provide that Nutrition 21 may indemnify its directors and officers to the fullest extent permitted by law. The New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which the director or officer is adjudged to have breached his duty to the corporation. In addition, the New York Business Corporation Law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The expenses in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated as follows:

Securities and Exchange Commission fee	$1,046
Legal Fees and expenses	$5,000
Accountants' fees and expenses	$5,000
Miscellaneous	$1,000

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

 Section 5.3 of Nutrition 21's by-laws provides that Nutrition 21 may indemnify its directors and officers to the fullest extent permitted by law.

Section 722 of the New York Business Corporation Law provides that a corporation may indemnify a director or officer made a party to a derivative action, against reasonable expenses actually and necessarily incurred by him in connection with the defense of such action, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation. Such indemnification does not include amounts paid in settling or otherwise disposing of a threatened or pending action which is settled or otherwise disposed of without court approval.

Section 722 of the Business Corporation Law further provides that a corporation may indemnify a director or officer, made, or threatened to be made, a party to any action other than a derivative action on behalf of the indemnifying corporation, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful.

Section 723 specifies the manner in which payment of such indemnification may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been completely successful, whether on the merits or otherwise, in defending an action referred to in Section 722. In the event that the director or officer has not been wholly successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723. Section 724 provides that upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Sections 722 and 723. Section 725 provides that no indemnification agreement in any Certificate of Incorporation or By-Laws is valid unless consistent with the statute. In addition, Section 725 contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. Nutrition 21 may, however, pay expenses incurred or paid by a director, officer or controlling person of Nutrition 21 in the successful defense of any action, suit or proceeding.

ITEM 16. EXHIBITS.

Exhibit No.	Description
4.1	Form of Securities Purchase Agreement dated as of September 10, 2007. Incorporated by reference from Exhibit 4.1 to the Company’s Form 8-K filed on September 12, 2007.

4.2
Form of Certificate of Amendment of the Certificate of Incorporation of Nutrition 21, Inc. creating Series J 8% Convertible Preferred Stock. Incorporated by reference from Exhibit 4.2 to the Company’s Form 8-K filed on September 12, 2007.

4.3	Form of Registration Rights Agreement. Incorporated by reference from Exhibit 4.3 to the Company’s Form 8-K filed on September 12, 2007.

4.4	Form of Common Stock Purchase Warrant. Incorporated by reference from Exhibit 4.4 to the Company’s Form 8-K filed on September 12, 2007.

4.5
Letter Agreement dated as of August 9, 2007 with CE Unterberg, Towbin, (now called Collins Stewart LLC). Incorporated by reference from Exhibit 4.5 to the Company’s Form 8-K filed on September 12, 2007.

4.6	Form of Warrant issued to Collins Stewart LLC and Life Science Group, Inc. Incorporated by reference from Exhibit 4.6 to the Company’s Form 8-K filed on September 12, 2007.

5	Opinion of Oscar D. Folger (filed herewith)

23.1	Consent of Oscar D. Folger (included in Exhibit 5)

23.2	Consent of J. H. Cohn LLP (filed herewith)

ITEM 17. UNDERTAKINGS

 The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any fact or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the high and low and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by Nutrition 21 for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nutrition 21 under the foregoing provisions, or otherwise, Nutrition 21 has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the securities being registered, Nutrition 21 will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Purchase, New York on the 5th day of November 2007.

Nutrition 21, Inc.

By:	/s/ Paul Intlekofer
Paul Intlekofer Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Intlekofer as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John H. Gutfreund	Chairman of the Board	November 5, 2007

/s/ Paul Intlekofer	Chief Executive Officer and Director	November 5, 2007

/s/ Alan Kirschbaum	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 5, 2007

/s/ P. George Benson	Director	November 5, 2007

/s/ John Cassis	Director	November 5, 2007

/s/ Warren D. Cooper	Director	November 5, 2007

/s/ Audrey T. Cross	Director	November 5, 2007

/s/ Peter C. Mann	Director	November 5, 2007

/s/ Marvin Moser	Director	November 5, 2007